Exhibit 99.1

SIX FLAGS ENTERS FINAL PHASE OF FINANCIAL RESTRUCTURING

New York, NY — June 13, 2009 — Six Flags, Inc. (OTCBB: SIXF) and certain of its subsidiaries (“Six Flags” or the “Company”) announced today that they have begun reorganization proceedings under Chapter 11 of the United States Bankruptcy Code in the District of Delaware.

In connection with the filing, Six Flags is seeking expedited approval from the Bankruptcy Court of its pre-negotiated plan of reorganization.  The plan has unanimous support of the lenders’ Steering Committee and the Administrative Agent for the Company’s $1.1 billion senior secured credit facility.  This support is evidenced by executed lock-up agreements.

The plan would result in a deleveraging of the Company’s balance sheet by approximately $1.8 billion, as well as the elimination of more than $300 million in mandatorily redeemable preferred stock obligations.  The filing marks the final step in Six Flags’ ongoing efforts to restructure its debt obligations and position the Company for long-term success.

“The current management team inherited a $2.4 billion debt load that cannot be sustained, particularly in these challenging financial markets,” said Mark Shapiro, President and CEO of Six Flags.  “As a result, we are cleaning up the past and positioning the Company for future growth.”

“No one should be confused about what a bankruptcy process means for Six Flags.  Following a record year of performance in 2008, which completed the three-year turnaround of our system-wide park operation, this action to clean up the balance sheet paves the way for a full revival of the company.  We will emerge from this process stronger and more competitive than ever.”

Shapiro emphasized that the Chapter 11 filing will have no impact on day-to-day park operations.  “Our brand and our operations are on solid ground. This process is strictly a financial restructuring of our debt. We are fully committed to ensuring that the experience of our guests this summer is totally unaffected by this restructuring process.  During this period we will work even more closely with our vendors, suppliers and employees to deliver the same friendly, clean, fast, safe service our guests have come to expect from the new Six Flags.  I remain thankful for the steadfast support of our employees and other stakeholders throughout this entire process, and I am confident in our ability to expand and pursue new opportunities for the Six Flags brand once our balance sheet is healthy.  More than ever, consumers are gravitating toward experiences they know and trust.  Six Flags has been a favorite family destination for almost a half century.  Our financial reorganization will best position our parks to entertain millions of guests for another 50 years.”

By virtue of the filing and the failure to meet the minimum tender condition, Six Flags’ exchange offers have terminated.

About Six Flags

Six Flags, Inc. is a publicly-traded corporation headquartered in New York City and is the world’s largest regional theme park company with 20 parks across the United States, Mexico and Canada.

Forward Looking Statements:

The information contained in this news release, other than historical information, consists of forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act. These statements may involve risks and uncertainties that could cause actual results to differ materially from those described in such statements. These risks and uncertainties include, among others, Six Flags’ success in implementing a restructuring plan and the adequacy of cash flows from operations, available cash and available amounts under its credit facility to meet its future liquidity needs. Although Six Flags believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Important factors, including the failure to successfully consummate a restructuring and factors impacting attendance, local conditions, events, disturbances and terrorist activities, risk of accidents occurring at Six Flags’ parks, adverse weather conditions, general financial and credit market conditions, economic conditions (including consumer spending patterns), competition, pending, threatened or future legal proceedings and other factors could cause actual results to differ materially from Six Flags’ expectations. Reference is made to a more complete discussion of forward-looking statements and applicable risks contained under the captions “Cautionary Note Regarding Forward-Looking Statements” and “Risk Factors” in Six Flags’ Annual Report on Form 10-K for the year ended December 31, 2008, its Preliminary Proxy Statement for its 2009 Annual Meeting, and its other filings and submissions with the Securities and Exchange Commission, which are available free of charge on Six Flags’ website http://www.sixflags.com.

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Media Contact: Sandra Daniels — (212) 652-9393	Investor Relations: William Schmitt — (203) 682-8200